UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): September 27, 2012

BRISTOL-MYERS SQUIBB COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-1136	22-079-0350
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

345 Park Avenue

New York, NY, 10154

(Address of Principal Executive Office)

Registrant’s telephone number, including area code: (212) 546-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 27, 2012, Bristol-Myers Squibb Company (the “Company”) entered into an agreement (the “Master Restructuring Agreement”) with Sanofi to restructure the companies’ alliance for the development and commercialization of clopidogrel and irbesartan, which the two companies co-promote and co-market worldwide (except Japan which is not covered by the alliance) under numerous trademarks, including Plavix® (clopidogrel bisulfate) and Avapro®/Avalide® (irbesartan/irbesartan-hydrochlorothiazide). Pursuant to the Master Restructuring Agreement, the Company and Sanofi will enter into a number of agreements intended to simplify the overall governance, and operating and financial principles of their alliance arrangements.

Subject to the receipt of certain regulatory approvals, effective as of January 1, 2013, Sanofi will assume the operations of the alliance with respect to clopidogrel and irbesartan products worldwide with the exception of clopidogrel for the U.S. and Puerto Rico. The alliance for clopidogrel in these two markets will continue unchanged through December 2019 under the same terms as in the existing alliance arrangements. In exchange for the rights being assumed by Sanofi, the Company will receive from January 1, 2013 until December 31, 2018 specified royalty payments on Sanofi’s sales of branded and unbranded Plavix worldwide, excluding the U.S. and Puerto Rico, and sales of branded and unbranded Avapro/Avalide worldwide. In addition, the Company will receive at the end of 2018 a terminal payment from Sanofi of $200 million.

The alliance currently operates under a framework consisting of two geographic territories, one covering certain European and Asian countries (other than Japan, which is not covered by the alliance), referred to as “Territory A”, and one covering the U.S., Puerto Rico, Canada, Australia and certain Latin American countries, referred to as “Territory B”. Within each territory, a territorial partnership exists to supply finished product to each country within the territory and to manage or contract for certain central expenses such as marketing, research and development and royalties. Pursuant to the Master Restructuring Agreement, the Company will, through various mechanisms depending on the territory, return to Sanofi its rights for clopidogrel and irbesartan in all markets with the exception of clopidogrel in the U.S. and Puerto Rico, where the Company will continue to act as the operating partner and own a 50.1% majority controlling interest. All currently existing local arrangements in Territory A and Territory B (with the exception of clopidogrel in the U.S. and Puerto Rico), will be terminated by mutual agreement. No products will continue to be sold through such local country entities in these territories. In addition, Sanofi will assume all marketing authorizations for the products, to the extent currently held by the Company or any of its affiliates. As a result, Sanofi will assume control of all activities relating to the distribution, commercialization and medical affairs of clopidogrel and irbesartan in these regions.

Pursuant to the Master Restructuring Agreement and related alliance agreements, Sanofi will assume the Company’s manufacturing and supply obligations of irbesartan products at the end of 2015. The Company does not manufacture bulk clopidogrel and will no longer finish clopidogrel products in its facilities. The Company will retain rights to the intellectual property developed by the alliance necessary to fulfill its continuing obligations under the alliance arrangements and to develop and commercialize any potential fixed dose combinations using clopidogrel or irbesartan with its other products.

Under the Master Restructuring Agreement and related alliance agreements, the alliance will remain in effect through December 2018 until Sanofi’s payment of the terminal fee, with the exception of the U.S. and Puerto Rico, where the alliance will remain in effect through December 2019.

The Master Restructuring Agreement and related alliance agreements may be terminated by either Sanofi or the Company in the event of any voluntary or involuntary bankruptcy or insolvency, which in the case of involuntary bankruptcy continues for 60 days or an order or decree approving same continues unstayed and in effect for 30 days. The original termination provisions of the alliance also remain in effect with respect to clopidogrel in the U.S. and Puerto Rico.

The Master Restructuring Agreement includes customary representations and warranties, covenants (including a non-competition covenant), and provisions with respect to mutual indemnification of and by the parties (including with respect to intellectual property damages). Amendments and/or terminations of the existing alliance agreements, including the Alliance Support Agreements, Clopidogrel Intellectual Property License and Supply Agreements, and Product Know-How License Agreements for Territories A and B, will be executed subject to the receipt of regulatory approvals from certain anti-trust authorities. If these amendments have not been entered into by a specified date, the Master Restructuring Agreement may be terminated by mutual written consent, provided that the failure to do so was not the result of either party’s breach.

On October 3, 2012, the Company issued a press release announcing the restructuring of the Company’s alliance with Sanofi as described above. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release of Bristol-Myers Squibb Company dated October 3, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRISTOL-MYERS SQUIBB COMPANY

Dated: October 3, 2012	By:	/s/ Sandra Leung
	Name:	Sandra Leung
	Title:	General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of Bristol-Myers Squibb Company dated October 3, 2012.